EXHIBIT 99.1

HSBC Finance Corporation Announces Redemption of
$575 Million of Preferred Securities

New York - May 16, 2016 - HSBC Finance Corporation (“HSBC Finance”) is announcing the redemption of $575 million of 6.36% Non-Cumulative Preferred Stock, Series B. This redemption will affect all of the 575,000 preferred securities of that series and 23,000,000 depositary shares, each representing one-fortieth of a share of 6.36% Non-Cumulative Preferred Stock, Series B (ticker symbol: HSFC PR B).

The depositary shares are listed on the New York Stock Exchange under the above ticker symbol. The redemption date for the series of preferred securities is June 30, 2016. The cash redemption price payable for the depositary shares on the redemption date will equal $25 liquidation preference per depositary share (which is equivalent to $1,000 liquidation preference per share of 6.36% Non-Cumulative Preferred Stock, Series B), plus an amount equal to the dividends accrued but unpaid for the then-current dividend period to but excluding the redemption date.

The redemption announced today was approved by the Federal Reserve Board as part of HSBC North America’s planned capital actions pursuant to the 2015 Comprehensive Capital Analysis and Review (CCAR), and reflects the strategy of HSBC North America Holding Inc. and HSBC Finance of continuing to optimize their capital structures according to U.S. Basel III.

Beginning on the redemption date, the redeemed securities will no longer be considered outstanding and dividends will no longer accrue on such securities. HSBC Bank USA, N.A. is the registrar, transfer agent and depositary for the Series B depositary shares. HSBC Bank USA, N.A.’s address is as follows:

HSBC Bank USA, NA
Corporate Trust and Loan Agency
452 Fifth Ave. 8E6, NY, NY 10018
Attn: Account Bank

Media inquiries:
Rob Sherman     +1 212-525-6901    robert.a.sherman@us.hsbc.com

Notes to editors:

HSBC Finance Corporation, through its subsidiaries, owns and services a portfolio of residential real estate loans. HSBC Finance Corporation is a subsidiary of HSBC North America Holdings Inc.

Certain statements in this press release are "forward-looking statements" within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including without limitation the actual completion of the announced redemptions, the completion of the final analysis of the capital impact on HSBC Finance Corporation and HSBC North America Holdings Inc. and as a result of the redemptions and the factors contained in HSBC Finance Corporation’s filings with the U.S. Securities and Exchange Commission, including without limitation the "Risk Factors" section of HSBC Finance Corporation’s 2015 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this release.

Ends/all